Exhibit 16.1

July 22, 2026

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

RE: Boxabl, Inc. (f/k/a FG Merger II Corp.)

We have read Item 4.01 of Boxabl, Inc.’s (f/k/a FG Merger II Corp.) Form 8-K dated July 17, 2026, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

Fruci & Associates II, PLLC

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